Exhibit 21

DIPLOMAT PHARMACY, INC. SUBSIDIARIES

The direct and indirect operating subsidiaries of the Company and their respective States of incorporation as of December 31, 2015 are as follows:

Name of Subsidiaries	State of Incorporation	Percentage of Voting Stock Owned Directly and Indirectly by Diplomat Pharmacy, Inc.

Diplomat Specialty Pharmacy Great Lakes Distribution Center, LLC	Michigan	100.0%
Diplomat Specialty Pharmacy of Flint, LLC	Michigan	100.0%
Diplomat Specialty Pharmacy of Grand Rapids, LLC	Michigan	100.0%
Diplomat Specialty Pharmacy of Chicago, LLC	Michigan	100.0%
Diplomat Specialty Pharmacy of Fort Lauderdale, LLC	Michigan	100.0%
Diplomat Specialty Pharmacy of Southern California, LLC	Michigan	100.0%
Diplomat Corporate Properties, LLC	Michigan	100.0%
DSP-Building C, LLC	Michigan	100.0%
DSP Flint Real Estate, LLC	Michigan	100.0%
Envoy Health Management, LLC	Michigan	100.0%
Navigator Health Services, LLC	Michigan	100.0%
American Homecare Federation, Inc.	Connecticut	100.0%
BioRx, LLC	Delaware	100.0%
Diplomat Blocker, Inc.	Delaware	100.0%
Primrose Healthcare, LLC	Delaware	51.0%
At Home IV Infusion Professional, Inc.	Maryland	100.0%
PharmTrack, LLC	Nevada	100.0%
MedPro Rx, Inc.	North Carolina	100.0%
Burman’s Apothecary, LLC	Pennsylvania	100.0%
Burman’s Media Pharmacy, LLC	Pennsylvania	100.0%